Exhibit 12.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

May 21, 2020

Fundrise Income eREIT 2019, LLC c/o Fundrise, LLC 11 Dupont Circle NW, 9th FL Washington, D.C. 20036
Re:	Securities Qualified under Post-Qualification Amendment on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission of a Post-Qualification Amendment on Form 1-A (CIK No. 0001768760) (as amended or supplemented, the "Post-Qualification Amendment") on May 21, 2020, pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Post-Qualification Amendment and the offering by Fundrise Income eREIT 2019, LLC, a Delaware limited liability company (the “Company”) of up to $267,226 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Post-Qualification Amendment as Appendix A, the Shares will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Post-Qualification Amendment and to the references to our firm under the caption "Legal Matters" in the Post-Qualification Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Fundrise Income eREIT 2019, LLC

May 21, 2020

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP